                                                                                     EXHIBIT 11.1
                                       MASSBANK CORP.
                                    Earnings Per Share

     The following is a calculation of earnings per share for the three months and six months ended June 30, 1997 and 1996.
                                          Three Months Ended          Six Months Ended
Calculation of Primary                         June 30,                   June 30,
  Earnings Per Share                      1997          1996         1997         1996
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,686,150    2,726,564     2,686,541    2,737,785

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                     (39,600)     (46,200)      (39,600)     (46,200)

Shares assumed to be repurchased
  under treasury stock method
  for stock options                        92,899       74,097        90,372       77,359
                                          _______      _______       _______      _______

Total Shares                            2,739,449    2,754,461     2,737,313    2,768,944
                                       __________   __________     _________    _________

Net Income                             $2,449,000   $2,370,000    $4,922,000   $4,593,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.90   $     0.86    $     1.80   $     1.66
                                       __________   __________    __________   __________

                                          Three Months Ended          Six Months Ended
Calculation of Fully Diluted                   June 30,                   June 30,
  Earnings Per Share                      1997          1996         1997         1996
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,686,150    2,726,564     2,686,541    2,737,785

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                    (39,600)      (46,200)      (39,600)     (46,200)

Shares assumed to be repurchased
  under treasury stock method
  for stock options                      106,122        74,097        97,799       77,873
                                        ________       _______       _______      _______

Total Shares                            2,752,672    2,754,461     2,744,740    2,769,458
                                        _________    _________     _________    _________

Net Income                             $2,449,000   $2,370,000    $4,922,000   $4,593,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.89   $     0.86    $     1.79   $     1.66



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